PROSPECTUS SUPPLEMENT                         REGISTRATION NO.  333-89355
(To Prospectus dated February 17, 2006)       Filed Pursuant to Rule 424(b)(3)


                              [BIOTECH HOLDRS logo]




                        1,000,000,000 Depositary Receipts
                            Biotech HOLDRS (SM) Trust

         This prospectus supplement supplements information contained in the prospectus dated February 17, 2006 relating to the sale of up to 1,000,000,000 depositary receipts by the Biotech HOLDRS (SM) Trust.

         The share amounts specified in the table in the "Highlights of Biotech HOLDRS" section of the base prospectus shall be replaced with the following:

                                                                                       Primary
                                                                           Share       Trading
                        Name of Company                         Ticker    Amounts      Market
    --------------------------------------------------------- --------- ----------- ------------
     Affymetrix, Inc.                                            AFFX        4         NASDAQ
     Alkermes, Inc.                                              ALKS        4         NASDAQ
     Amgen Inc.                                                  AMGN      64.48       NASDAQ
     Applera Corporation--Applied Biosystems Group*               ABI        18         NYSE
     Applera Corporation--Celera Genomics Group*                  CRA         4         NYSE
     Biogen IDEC Inc.                                            BIIB      26.95       NASDAQ
     Enzon Pharmaceuticals, Inc.                                 ENZN        3         NASDAQ
     Genentech, Inc.                                             DNA        88          NYSE
     Genzyme Corporation                                         GENZ       14         NASDAQ
     Gilead Sciences, Inc.                                       GILD       32         NASDAQ
     Human Genome Sciences, Inc.                                 HGSI        8         NASDAQ
     ICOS Corporation                                            ICOS        4         NASDAQ
     MedImmune, Inc.                                             MEDI       15         NASDAQ
     Millennium Pharmaceuticals, Inc.                            MLNM       12         NASDAQ
     QLT Inc.                                                    QLTI        5         NASDAQ
     Sepracor Inc.                                               SEPR        6         NASDAQ
     Shire p.l.c.                                               SHPGY     6.8271       NASDAQ

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* The securities of this company trade as a tracking stock. Please see "Risk
Factors" and the business description in Annex A for additional information relating to an investment in tracking stock.

         The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

          The date of this prospectus supplement is September 30, 2006.